UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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Core Laboratories Inc.

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EXPLANATORY NOTE

This proxy statement supplement (“Supplement”) updates and supplements our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 27, 2023, regarding the 2023 annual meeting of shareholders of Core Laboratories, Inc., as successor registrant to Core Laboratories N.V. (the “Annual Meeting”), to be held on Wednesday, June 28, 2023, at 9:00 a.m. Central Daylight Time at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024. Except as specifically updated and revised by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

Capitalized terms not defined in this Supplement have the meanings set forth in the Proxy Statement. This Supplement, our Notice of 2023 Annual Meeting of Shareholders, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at www.proxydocs.com/clb. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted and would like to change or revoke your vote on any proposal, please refer to the disclosure in the Proxy Statement under “About the 2023 Annual Meeting of Shareholders,” for information on how to do so.

The following supplements the disclosure relating to our executive compensation program for 2022 that is included in the section titled “Performance Share Award Program (“PSAP”)” on page 34 of the Proxy Statement.

2020 PSAP Awards

The Company maintains a Performance Share Award Program (“PSAP”) as part of its Long-Term Incentive Plan (“LTIP”) for NEOs and other key executives. The PSAP is designed to provide incentives for executives to execute on long-term financial and strategic goals with a view toward enhancing shareholder value. The PSAP is 100% performance-based, and as such none of the awards made to our executives are subject solely to time-based vesting conditions.

Under the PSAP, our NEOs are awarded rights to receive a pre-determined number of common shares if certain performance targets are met at the end of a three-year performance period and as specified in the applicable grant agreement. Awards vest at the end of each three-year performance period and include provisions for the Compensation Committee to consider extraordinary circumstances in evaluating vesting conditions and award approval.

Performance shares may be earned based upon our ROIC performance relative to the companies in our Bloomberg Comp Group. For our NEOs to earn a target award, our performance must be at the 75th percentile of the Bloomberg Comp Group. Performance below the 50th percentile results in no payout.

In December 2022, the Compensation Committee convened to consider vesting of the 2020 PSAP awards and specifically to evaluate the adverse impact on the Company’s financial performance during 2022 attributable predominantly to the Russia-Ukraine conflict. The conflict and associated sanctions adopted by the United States, the European Union, the United Kingdom, and other countries significantly impacted crude oil and derived products shipments exported via maritime transport from Russia. The disruption in the flow of crude oil and derived products into and out of countries affected by the sanctions negatively impacted laboratory assay work within the Company’s operations, notably in the European Union and Russia.

The Compensation Committee then considered the adverse impact on the Company’s financial performance and further considered whether other companies in the Bloomberg Comp Group experienced similar adverse impacts caused by the Russia-Ukraine conflict. When reviewing the 36 companies included in the Bloomberg Comp Group, the Committee noted that 25 of these companies had no operational exposure to Russia or Ukraine and none of the peer group companies, other than Core Lab, had activities associated with the maritime transport of crude oil and derived products. Therefore, the Compensation Committee deemed it appropriate to adopt a pro forma adjustment to the Company’s ROIC calculation to exclude the financial impact from these extraordinary events, thereby allowing for a more direct measurement of the Company’s ROIC relative to the companies in the Bloomberg Comp Group.

After considering the financial impact caused by these extraordinary events and relative effect of these events on the other companies in the Bloomberg Comp Group, the Compensation Committee approved vesting of the 2020 PSAP awards to Messrs. Bruno and Hill and Ms. Gresham at the target award level on December 31, 2022. The adjustment resulted in an increased payout to the NEOs in their 2020 vested PSAP awards of $558,709 in aggregate.

Another element of the Company’s executive compensation program is the annual cash incentive plan, which complements the LTIP and is intended to focus executives on achieving annual financial and operational goals that drive shareholder value. In consultation with the Compensation Committee in 2022, the NEOs voluntarily elected to decline $1,043,679 in annual cash incentives earned in accordance with the plan metrics with a view toward preserving cash in the short-term and prioritizing long-term shareholder value creation. The Compensation Committee and the NEOs collectively have exercised similar discretion in prior years, voluntarily reducing all or a substantial portion of the NEO’s short-term incentive cash awards. The following table summarizes the values associated with the adjustments to the 2020 PSAP awards and the earned annual cash incentives that were voluntarily declined.

NEO	Increases in 2020 PSAP Award associated with Proforma Adjustment ($) (1)	2022 Annual Cash Incentive Plan Voluntarily Declined ($)	Net Change in 2022 Executive Compensation ($)
CEO	234,149	(527,143)	(292,994)
Other NEOs	324,559	(516,536)	(191,977)
Total - all NEOs	558,708	(1,043,679)	(484,971)
(1)
The increase in value of the 2020 PSAP award associated with the proforma ROIC adjustment was determined using the difference in the number of shares that vested with adjustment versus the number of shares that would have vested without adjustment, multiplied by the Company’s closing share price on December 30, 2022, which was $20.27.

Recommendation to Vote FOR Approval of the Compensation of the Company’s Named Executive Officers

The Compensation Committee carefully considered the 2022 executive compensation and determined that it was consistent with our pay for performance philosophy and served the long-term interests of our shareholders. Therefore, we respectfully urge you to vote FOR approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal 3a).